UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2006

MediCor Ltd.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50442	14-1871462
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4560 South Decatur Boulevard, Suite 300, Las Vegas, NV 89103
(Address of Principal Executive Offices)

(702) 932-4560
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01            Entry into a Material Definitive Agreement.

As reported in Item 5.02 of this Current Report on Form 8-K, on July 6, 2006, the Board of Directors of MediCor Ltd. (the “Company”) appointed three new independent directors. The compensation of the directors will be the same as for all independent directors, which compensation is as follows:

(i)               an annual fee of $12,000;

(ii)            a fee of $500 for each meeting of the Board of Directors attended or committee meeting separate from a Board meeting that they chair;

(iii)         reimbursement of expenses;

(iv)        upon their initial selection, a grant of 10,000 common stock equivalents; and

(v)           thereafter, a grant of 20,000 common stock equivalents at each annual stockholders meeting of the Company, so long as they remain directors.

Directors who are employees of the Company are not entitled to any compensation for their service as a director.

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 6, 2006, the Board of Directors of the Company increased the fixed number of members of the Board of Directors from six to nine, and appointed three new directors, Robert L. Forbuss, Eugene I. Davis and Ikram U. Khan, M.D., to fill the newly created vacancies. Mr. Forbuss was appointed as a Class III director to serve through the 2006 annual meeting of stockholders, and was appointed to serve as a member of the Audit Committee. Mr. Davis was appointed as a Class I director to serve through the 2007 annual meeting of stockholders, and was appointed to serve as a member of the Compensation Committee. Dr. Khan was appointed as a Class II director to serve through the 2008 annual meeting of stockholders, and was appointed to serve as a member of the Corporate Governance and Nominating Committee.

The Company issued a press release on July 7, 2006 announcing the board appointments. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1	Copy of press release issued by the Company on July 7, 2006 announcing the appointment of three new directors to fill vacancies

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICOR, LTD.

By:	/s/ Theodore R Maloney
Name: Theodore R. Maloney Title: Chief Executive Officer

Date: July 12, 2006